EXHIBIT 21

SUBSIDIARIES OF VERSO CORPORATION

 Verso Corporation, a Delaware corporation, had the domestic subsidiaries shown below as of December 31, 2020.

Jurisdiction of
Incorporation or
Subsidiary	Organization

Verso Holding LLC	Delaware

Verso Paper Holding LLC	Delaware

Verso Escanaba LLC	Delaware

Verso Luke LLC	Delaware

Verso Quinnesec LLC	Delaware

Verso Quinnesec REP LLC	Delaware

Verso Minnesota Wisconsin LLC	Delaware

Consolidated Water Power Company	Wisconsin

Verso Energy Holding LLC	Delaware